Exhibit 99.1

Factory Card / Midwest One Settlement Term Sheet

1.	Factory Card will pay Midwest One $550,000 as follows: $125,000 by November 30, 2005, an additional $150,000 by December 30, 2005, and the balance of $275,000 by March 31, 2006. The payments shall bear no interest.

2.	Factory Card has the right to inspect and, at its option, take title to and possession of the sorting equipment currently in the possession of Midwest at no additional charge. Transfer to take place only at or after final payment.

3.	Factory Card, on the one hand, and Midwest One and Double R Holdings, on the other, will exchange mutual releases with respect to all claims arising out of or relating to the Amended and Restated Distribution Agreement or the subject matter of the pending lawsuit. The settlement agreement shall contain mutual representations and warranties that the parties, Factory Card, Midwest and Double R, have authority to enter into the settlement and have consent authority to settle 100% of claims and have not assigned, hypothecated or otherwise transferred their respective claims or any portion thereof, and a specific representation that neither Cabon nor M1 have any interest in the lawsuit or any claims that could have been raised therein, or any right to the settlement proceeds. PiperRudnick shall waive any attorneys’ lien.

4.	Factory Card’s counsel will prepare the first draft the settlement agreement for Midwest One’s review.

/s/ Gary Rada	/s/ Monica Thompson
For Factory Card	For Midwest

/s/ Robert Rogulic
For Double R

October 25, 2005